CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Rising Dividend Growth Fund and Capital Appreciation Fund (formerly known as Eastern Point Advisors Twenty Fund), each a series of beneficial interest in The Eastern Point Advisors Funds Trust, of our reports dated October 29, 2004 on the financial statements and financial highlights included in the September 30, 2004 Annual Reports to the Shareholders of the above referenced funds.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.




                                           BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
January 28, 2005